Exhibit 99.1

GENERAL CANNABIS ANNOUNCES PAYDOWN OF 12% NOTES

DENVER, Colorado, January 4, 2018 -- General Cannabis Corp. (OTCQB: CANN) announced that the company has executed one of its strategic goals of strengthening the balance sheet through a significant debt reduction.  Effective January 3, 2018, General Cannabis paid off the full balance of its 12% Notes, $1,621,250, which were due in September 2018.

General Cannabis CEO Robert Frichtel said, “We believe this transaction provides an opportunity to increase shareholder value and is immediately accretive to earnings per share. Our businesses continue to grow with strong cash flow characteristics, and we believe that we can meaningfully increase shareholder return by reducing debt. We remain committed to allocating capital in a manner that appropriately balances our growth objectives with our focus on providing our shareholders with a strong opportunity for return.”

Michael Feinsod, Chairman of General Cannabis added “With the recent completion of an equity offering and sale of certain real estate assets, it is an opportune time to clean up our balance sheet and appropriately pay down debt.  We remain committed to aggressive expansion into new regulated cannabis markets.  We continue to explore all strategic methods to maximize shareholder value.”

About General Cannabis Corp.

General Cannabis Corp. is the comprehensive national resource for the highest-quality service providers available to the regulated cannabis industry. We are a trusted partner to the cultivation, production and retail sides of the cannabis business. We do this through a combination of strong operating divisions such as security, marketing, operational consulting and products, real estate and financing. As a synergistic holding company, our divisions are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed.

Our experienced team of associates is dedicated to working side by side with our customers to help drive results for their businesses - from keeping operations running efficiently today to continuously rethinking and optimizing for a more productive tomorrow.

Our website address is www.generalcann.com.

Forward-looking Statements

This release contains forward-looking statements that relate to future events or General Cannabis’ future performance or financial condition. Such statements include statements regarding our belief that the pay off of the 12% Notes provides an opportunity to increase shareholder value; statements regarding the continued growth of our businesses with strong cash flow characteristics; our belief that we can meaningfully increase shareholder return by reducing debt; statements regarding our allocation of capital in a manner that appropriately balances our growth objectives with our focus on providing our shareholders with a strong opportunity for return; statements regarding the appropriate time for us to clean up our balance sheet and pay down debt; statements regarding our intent to aggressively expand into new regulated cannabis markets; and statements regarding our continued exploration of all strategic methods to maximize shareholder value.  .

Any statements that are not statements of historical fact, such as the statements above and including statements containing the words “plans,” “anticipates,” “expects” and similar expressions, should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as result of a number of factors, including those described from time to time in General Cannabis’ filings with the Securities and Exchange Commission. General Cannabis undertakes no duty to update any forward-looking statements made herein.

Contact

Robert Frichtel

CEO, General Cannabis Corp

(303) 759-1300